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                                                                   EXHIBIT 23(b)

                         INDEPENDENT AUDITORS' CONSENT



The Boards of Directors
Pilgrim Capital Corporation:

In connection with the registration statement on Form S-4 filed by ReliaStar Financial Corp., we consent to the use of our reports incorporated herein by reference on the consolidated financial statements and related financial statement schedules of Pilgrim America Capital Corporation (subsequently renamed Pilgrim Capital Corporation) as of September 30, 1998 and 1997 and for each of the years in the three-year period ended September 30, 1998 and to the references to our firm under the headings "Experts" and "Independent Auditors" in the proxy statement/prospectus.

/s/ KPMG LLP

KPMG LLP

Los Angeles, California
September 13,  1999